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                                 October 1, 1999

CALIFORNIA COMMUNITY BANCSHARES, INC.
One Maritime Plaza
Suite 825
San Francisco, CA 94111

Attn: Ronald W. Bachli, Chief Executive Officer

Ladies and Gentlemen:

         This letter will confirm that California Community Bancshares, Inc., a Delaware corporation, ("the Company") has agreed to engage Belvedere Capital Partners LLC ("Belvedere") as the exclusive financial advisor to the Company, its subsidiaries, and any entities it may form or in which it may invest in connection with the Company's efforts to (a) acquire other financial institutions and (b) arrange for financing, equity or debt, in connection with such acquisitions, and (c) to raise additional funds without relation to any such acquisition (collectively, the "Transactions").

1. In a proposed Transaction, at the request of the Company, Belvedere will provide such services as the Company shall reasonably request including: (i) assisting the Company in targeting potential acquisition Transaction candidates; (ii) identifying alternative financing sources and contacting such sources as the Company may designate; (iii) advising the Company in the structuring of the financial aspects of a Transaction; and (iv) assisting in finalizing negotiations of the terms of Transaction.

2. In connection with a proposed Transaction, Company will furnish Belvedere with such material regarding the business and financial condition of the Company as Belvedere may request, all of which will be accurate and complete in all material respects at the time furnished. The Company will also use its best efforts to assure that its personnel, consultants, experts and accountants are made available to Belvedere upon Belvedere's reasonable request in connection with services provided or to be provided by Belvedere. During the term of this agreement, the Company shall promptly notify Belvedere of any material events or developments relating to the financial condition or business operations or prospects of the Company and promptly make available for Belvedere's review copies of all filings made by the Company with any regulatory agency and copies of all press releases issued by the Company. Belvedere is relying, without independent verification, on the accuracy and completeness of all information furnished to it by the Company or any other party or potential party to any transaction contemplated by this agreement. Belvedere agrees to keep any such non-public information confidential so long it remains non-public, unless disclosure is required by law or requested by any governmental or regulatory agency or body, and Belvedere will not make any use thereof, except in connection with its services hereunder for the Company. Any advice rendered by Belvedere pursuant to this letter shall not be disclosed in any manner without Belvedere's prior written approval and will be treated by the Company and Belvedere as confidential.

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3.       In consideration of the services to be provided hereunder, the Company agrees to pay to Belvedere the following cash fees:

         (A) In the event that an acquisition by Company of any financial services company, financial institution or other company is completed and, in connection therewith, Company pursued and completed any debt financing thereof with any lender, and Belvedere provided any financial advisory services described above in Section 1, an amount equal to three percent (3%) of the aggregate amount financed in the Transaction;

         (B) In the event that an acquisition of any financial services company, financial institution or other company is completed by Company and, in connection therewith, the Company pursued and completed an equity financing thereof with a person or persons other than California Community Financial Institutions Fund Limited Partnership and Belvedere provided any financial advisory services described above in Section 1, an amount equal to five percent (5%) of the aggregate amount financed (including the value of any future specified and/or contingent financing payments) in the Transaction.

         (C) In the event that the Company, without relation to any acquisition, pursues debt financing with any lender, and Belvedere provided any financial advisory services described above in Section 1, an amount equal to three percent (3%) of the aggregate amount financed. Alternatively, in the event that the Company, without relation to any acquisition, pursues equity financing with a person or persons other than the California Community Financial Institutions Fund Limited Partnership and Belvedere provided any financial advisory services described above in Section 1, an amount equal to five percent (5%) of the aggregate amount financed (including the value of any future specified and/or contingent financing payments).

         (D) Fees payable pursuant to 3(A), 3(B) and 3(C) shall be paid upon the closing of the Transaction.

4. Regardless of whether a Transaction is completed, the Company will reimburse Belvedere for all reasonable out-of-pocket expenses (including fees and disbursements of counsel retained by Belvedere in connection with this engagement).

5. The Company and Belvedere have entered into the indemnification agreement (attached hereto as Appendix A) providing for the indemnification by the Company of Belvedere and providing for indemnification of the Company by Belvedere. Nothing in this letter agreement shall limit or affect the Company's indemnification or any modification thereof.

6. Belvedere's services hereunder may be terminated by the Company or Belvedere at any time upon 30 days written notice, provided that Belvedere shall be entitled to any fees payable pursuant to Section 3 hereof in the event that the Company completes a Transaction (i) on which Belvedere provided advice or participated in discussions with any of the lenders or investors in such Transaction or (ii) with any of the parties as to which Belvedere advised the Company or with whom the Company engaged in discussion regarding a possible Transaction prior to the termination of this letter agreement, providing that such Transaction is completed within two years following the

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         termination of this letter agreement. In addition, Belvedere shall remain entitled to the reimbursement of fees and expenses under the terms and conditions described in Section 4 hereof, to the extent the same have been incurred on or prior to the date of such termination. Furthermore, the provisions of this Section 6, and Sections 2 and 5 shall survive any termination of this agreement.

7. In order to coordinate our efforts with respect to any Transaction, during the term of this agreement neither the Company nor any representative thereof (other than Belvedere) will initiate discussions regarding a Transaction except through Belvedere. If the Company or its management receives an inquiry regarding a Transaction, they will promptly advise Belvedere of such inquiry in order that we can evaluate such prospective party and its interest and assist the Company in any resulting negotiations.

8. Except as previously provided herein, no fee paid or payable to Belvedere or any of its affiliates shall be used as an offset or credit against any other fee paid or payable to Belvedere or any of its affiliates.

9. This letter agreement, together with the related indemnification agreement, embodies the sole terms of the agreement between the Company and Belvedere with respect to the subject matter hereof and supersedes all previous agreements, whether oral or written, between the Company and Belvedere with respect to the subject matters hereof. This letter agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflict of laws. Any right to trial by jury with respect to any claim or proceeding related to or arising out of this engagement or any transaction or conduct in connection herewith, is waived. Any legal action or proceeding with respect to this engagement or any transaction or conduct in connection herewith shall be brought in the courts of the State of California or of the United States of America Northern District, located in San Francisco, California, and, by execution and delivery of this letter agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally the jurisdiction of the aforesaid courts.

10. This agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall continue one and the same instrument.

11. The Company expressly acknowledges that Belvedere has been retained solely as an advisor to the Company, and not as an advisor to or agent of any other person, and that the Company's engagement of Belvedere is not intended to confer rights upon any persons not a party hereto (including shareholders, employees or creditors of the Company) as against Belvedere, Belvedere's affiliates or their respective directors, officers, agents and employees.

12. Belvedere represents that it has the necessary expertise to provide the services contemplated by this agreement and that the compensation provided for herein is fair and reasonable and comparable to the compensation which would be charged by an independent provider of such services with the same type, level and quality expertise. Company acknowledges that the services contemplated herein will meet legitimate needs of Company, that the compensation provided for herein is fair and reasonable and comparable to the compensation which would be charged by an independent provider of such services with the same type, level and quality expertise, and that it is in the best interest of Company to obtain such services.

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13.      Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the duplicates of this agreement and the related indemnification agreement, which shall thereupon constitute binding agreements.

                                  Very truly yours,

                                  Belvedere Capital Partners LLC

                                  By       /s/ Ronald W. Bachli
                                     --------------------------
                                           Ronald W. Bachli
                                           Manager

                                  By       /s/ Richard W. Decker, Jr.
                                     --------------------------------
                                           Richard W. Decker, Jr.
                                           Manager

Accepted and agreed:

California Community Bancshares, Inc.

By  /s/ Ronald W. Bachli
   ---------------------
    Ronald W. Bachli
    Chief Executive Officer

Date:   10/1/99

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October 1, 1999

                                                                      APPENDIX A

Belvedere Capital Partners LLC
One Maritime Plaza, Suite 825
San Francisco, CA. 94111

Attn: Richard W. Decker, Jr., Chairman of the Board

Gentlemen:

         In connection with your engagement to serve as financial advisor to us, as more particularly set forth in the certain letter agreement by and between you and us of even date (the "Engagement Letter"), including modifications or future additions to such engagement and transactions or conduct in connection therewith, we agree that we will indemnify and hold harmless you and your affiliates, any director, officer, agent or employee of you or any of your affiliates and each other person, if any, controlling you or any of your affiliates (hereinafter collectively referred to as "you" and "your"), to the full extent lawful, from and against, and that you shall have not liability to us or our owners, parents, affiliates, creditors or security holders, for any losses, damages, liabilities, expenses, claims or proceedings, including shareholder actions (hereinafter collectively referred to as "losses") related to or arising out of your activities in connection with the above-referenced engagement or transactions or conduct in connection therewith; provided, however, that the foregoing indemnity shall not apply with respect to any 1osses that are finally determined by a court of competent jurisdiction to have resulted primarily from your willful misconduct or gross negligence. We will also promptly reimburse you for all expenses (including legal fees and disbursements of counsel) as they are incurred by you in connection with investigation, preparing or defending, or providing evidence in, any pending or threatened claim or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not you are a party to such claim or proceeding) or in enforcing this agreement.

         If any losses are incurred that are finally determined by a court of competent jurisdiction to have resulted primarily from your willful misconduct or gross negligence, you agree that you will indemnify and hold harmless us and our affiliates, any of our directors, officers, agents or employees, or any of our affiliates and each other person, if any, controlling us or any of our affiliates (hereinafter collectively referred to as "we", "us" and "our"), to the full extent lawful, from and against, and we shall have no liability for any losses, related to or arising out of your activities in connection with the above-described engagement. In such case, you will also promptly reimburse us for all expenses as they are incurred by us in connection with investigation, preparing, or defending, or providing evidence in, any pending or threatened claim or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not we are a party to such claim or proceeding) or in enforcing this agreement.

         We agree that we will not, without your prior written consent, settle any pending or threatened claim or proceeding related to or arising out of such engagement or transaction or conduct in connection therewith (whether or not you are a party to such claim or proceeding)

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unless such settlement includes a provision unconditionally releasing you from and holding you harmless against all liability in respect of claims by any releasing party related to or arising out of such engagement or any transaction or conduct in connection therewith.

         The foregoing agreement shall be in addition to any rights that the parties may have at common law or otherwise, including, but not limited to, any right to indemnification and/or contribution. Solely, for the purpose of enforcing this agreement, the parties hereby consent to personal jurisdiction, service and venue in any court in which any claim or proceeding, which is subject to this agreement, is brought. Any right to trial by jury with respect to any claim or proceeding related to or arising out of such engagement, any transaction or conduct in connection therewith or this agreement is waived. This agreement shall remain in full force and effect following the completion or termination of the Engagement Letter.

         This letter agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflict of laws.

Very truly yours,

California Community Bancshares, Inc.

By:
    -----------------------
       Ronald W. Bachli
       Chief Executive Officer



Accepted and agreed:

Belvedere Capital Partners LLC

By:                                      By:
    ------------------------------         ------------------------------------
    Ronald W. Bachli                       Richard W. Decker, Jr.
    Manager                                Manager